Exhibit 99.2

Summary of the Amended Credit Agreement, Including the Term Loans

This Exhibit 99.2 is a summary of certain terms of the proposed credit agreement (the “Amended Credit Agreement”) under which the Term Loans will be made in connection with the Offer for Neff Corp.’s 10% Senior Notes due 2015 being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated November 17, 2008. The descriptions of the Term Loans and the Amended Credit Agreement are summaries of such provisions and are qualified by reference to the Amended Credit Agreement. As a condition to Neff Corp.’s entering into the Amended Credit Agreement, Revolving Lenders (as defined below) representing at least a majority of the commitments for the Revolving Loans (as defined below) under the existing first lien credit agreement (the “Existing Credit Agreement” and, together with the Amended Credit Agreement, the “First Lien Credit Agreement”) must consent to the Amended Credit Agreement and other customary closing conditions must be satisfied. Although the Company has received indications from Revolving Lenders, representing more than a majority of such commitments that they will give their consents, no assurances can be given that such consents will actually be obtained.

Borrower	Neff Corp. (the “Company”), Neff Holdings Corp. (“Holdings”), the Company and their respective subsidiaries are collectively referred to herein as the “Companies.” In the event any subsidiary of the Company beneficially owns any assets to be included in the Borrowing Base referred to below, such subsidiary shall be a co-borrower, and references herein to the “Company” shall include each such co-borrower.

Guarantors	The obligations of the Company under the First Lien Credit Facilities (as defined below) and under any treasury management, interest protection or other hedging arrangements entered into with a Revolving Lender (or any affiliate thereof) are guaranteed by Holdings and each of the existing and future direct and indirect wholly-owned domestic subsidiaries of the Company (other than certain immaterial subsidiaries to be agreed upon and other than direct or indirect U.S. subsidiaries of any direct or indirect non-U.S. subsidiaries of the Company) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”).

Administrative Agent and Collateral Agent	Bank of America, N.A. (the “Administrative Agent”).

Lenders	Revolving Lenders: A syndicate of financial institutions currently parties to the First Lien Credit Agreement (collectively, the “Revolving Lenders”).

Term Loan Lenders: The holders of the Senior Notes, who have become lenders of Term Loans (as defined below) in accordance with the Offer (collectively, the “Term Lenders,” and, together with the Revolving Lenders, the “Lenders”).

First Lien Credit Facilities	Revolving Facility: A revolving credit facility of up to $325.0 million (the “Revolving Facility” and the loans thereunder, the “Revolving Loans”), including a $30.0 million sub-limit for letters of credit (letters of credit will be 100% reserved against borrowing availability under the Revolving Facility) and a $10.0 million sub-limit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by the Administrative Agent (in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by the Administrative Agent, and each Revolving Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

Term Loan Facility: A term loan facility initially in the amount of the lesser of (i) the aggregate loans made in the Offer and (ii) $103.5 million (the “Term Loan Facility” and the loans thereunder, the “Term Loans” and, together with the Revolving Facility, the “First Lien Credit Facilities”).

Incremental Term Loan Facility: The First Lien Credit Facilities include a provision permitting the Company from time to time to increase the aggregate amount of the Term Loan Facility as a result of additional holders of Senior Notes becoming Term Lenders, provided that (i) the aggregate amount of Term Loans shall not exceed $103.5 million at any time, (ii) any subsequent exchange of Senior Notes shall not entitle the Company to receive any cash or consideration and (iii) no default or event of default shall exist at the time of any such increase.

Borrowing Base	Advances under the Revolving Facility will be limited to the sum of:

(a) 85% of eligible accounts receivables; plus

(b) 65% of eligible inventory; plus

(c) the lesser of (A) 85% of net orderly liquidation value or (B) 100% of the net book value of rental equipment fleet; minus

(d) such reserves as the Administrative Agent may establish in its reasonable judgment (the “Borrowing Base”).

The Term Loans will not be subject to the Borrowing Base.

Purpose	The Revolving Facility shall be used for ongoing working capital purposes and other general corporate purposes (including financing capital expenditures and permitted acquisitions).

The Term Loan Facility shall be used to consummate the Offer or subsequent similar transactions.

Interest Rates	The Revolving Facility will bear interest for each LIBOR Period (payable quarterly) at a rate equal to (i) LIBOR plus 350.0 basis points (“bps”) or Base Rate plus 250.0 bps if the leverage ratio is greater than or equal to 3.5x and (ii) LIBOR plus 325.0 bps or Base Rate plus 225.0 bps if the leverage ratio is less than 3.5x. With respect to Revolving Loans, “LIBOR Period” means periods ending one-, two-, three- or six-month periods (or nine- or twelve-month periods if agreed to by all Revolving Lenders), as selected by the Company.

The Term Loan Facility will bear interest for successive LIBOR Periods of three months each (payable quarterly) at a rate equal to the 3-month LIBOR plus (i) 350.0 bps if the leverage ratio is greater than or equal to 3.5x and (ii) LIBOR plus 325.0 bps if the leverage ratio is less than 3.5x.

“LIBOR” for any LIBOR period means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such LIBOR Period, for Dollar deposits (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such LIBOR Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such LIBOR Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such LIBOR Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two business days prior to the commencement of such LIBOR Period.

“Base Rate” means the higher of (i) the rate of interest publicly announced by Bank of America, N.A. as its prime rate and (ii) the federal funds effective rate from time to time plus 0.5%.

LIBOR loans will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR loans, and minimum dollar amounts of each LIBOR loan.

All interest will be calculated on the basis of actual number of days elapsed in a year of 360 days, except that interest calculated at the Base Rate will be calculated on the basis of a 365 day year. If a payment event of default exists, all overdue amounts will bear interest at a rate of 200.0 bps in excess of the otherwise applicable rate.

Cost and Yield Protection	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Maturity	The First Lien Credit Facilities shall terminate and all amounts outstanding thereunder shall be due and payable on May 31, 2013.

Mandatory Prepayments	If at any time the aggregate amount of outstanding Revolving Loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Facility exceeds the lesser of (a) the Revolving Facility commitment or (b) the Borrowing Base, in effect at such time. Such mandatory prepayment requirements will not apply to permitted overadvances or protective advances. All proceeds from the sale or disposition of any Collateral (other than in the ordinary course of business and subject to certain other exceptions) shall be paid to the Administrative Agent and applied by the Administrative Agent on a daily basis to repay outstanding loans and/or cash collateralize letters of credit under the Revolving Facility or, after the Revolving Obligations have been paid in full, the Term Loan Facility; provided that the Company shall have the right to reinvest in productive assets in 365 days.

Security	The Company and each of the Guarantors have granted the Administrative Agent (for its benefit and for the benefit of the Lenders) first priority (subject to certain exceptions) liens and security interests in all of the following (collectively, the “Collateral”):

(a)    all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future wholly-owned material domestic and first-tier foreign subsidiaries (limited, in the case of each entity that is a foreign subsidiary, to 66% of the capital stock of each such entity), including, without limitation, all of the equity interests in the Company;

(b) all present and future intercompany debt of the Company, Holdings and each other Guarantor;

(c)    substantially all of the other present and future property and assets, real and personal, of the Company, Holdings and each other Guarantor, including, but not limited to, equipment, inventory, accounts receivable, material owned real estate, leaseholds, fixtures, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, insurance proceeds and instruments; and

(d) all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the First Lien Credit Facilities, any interest rate swap or similar agreements with a Revolving Lender or an affiliate of a Revolving Lender and treasury management agreements with a Revolving Lender or an affiliate of a Revolving Lender (the obligations under such swaps and treasury management agreements, the “Other Obligations” and, together with the Revolving Loans, the “Revolving Obligations” and, together with the Term Loans, the “First Lien Obligations”). In the event Excess Availability (as defined below) is less than $35.0 million, the Administrative Agent generally shall take control of our cash and may apply it to pay the Revolving Obligations.

Payment Waterfall and Other Agreements	The proceeds of any sale of, or other realization upon, all or any part of the Collateral or any proceeds otherwise received by the Administrative Agent shall be applied under the First Lien Credit Facilities as follows (the “Payment Waterfall”):

First, to all fees, costs and expenses incurred by, or owing to, the Administrative Agent and thereafter any Revolving Lender with respect to the Revolving Obligations and the other loan documents or the Collateral;

Second, to accrued and unpaid interest on the Revolving Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts following the commencement of any insolvency or liquidation proceeding or otherwise);

Third, to the principal amount of the Revolving Obligations outstanding (other than the Other Obligations);

Fourth, to any other Revolving Obligations owing to the Administrative Agent or any Revolving Lender;

Fifth, to all fees, costs and expenses incurred by, or owing to, any Term Loan Lender with respect to the Term Loans and the other loan documents or the Collateral;

Sixth, to accrued and unpaid interest on the Term Loans (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts following the commencement of any insolvency or liquidation proceeding);

Seventh, to the principal amount of the Term Loans outstanding; and

Eighth, to any other obligations owing any Term Loan Lender pursuant to the First Lien Credit Facilities and the other loan documents.

In addition, the Term Lenders will agree (i) not to object to a “debtor-in-possession” financing proposed or supported by the Revolving Lenders and (ii) not to contest the adequate protection of holders of Revolving Obligations and not independently seek adequate protection in respect of the Term Loans.

Second Lien Intercreditor	An intercreditor agreement between the Administrative Agent and the collateral agent for the Second Lien Facility on May 31, 2007, documents the “silent” second-lien status of the collateral package for the Second Lien Facility and caps the principal amount of First Lien Obligations at any time outstanding at $467.5 million.

Waivers and Amendments	Amendments and waivers of the provisions of the Amended Credit Agreement and other loan documents will require the consent of Revolving Lenders holding Revolving Loans and commitments representing more than 50% of the aggregate amount of Revolving Loans and commitments under the Revolving Facility, except that (subject to certain exceptions) the consent of all Revolving Lenders affected thereby shall be required with respect to increases in the commitments of such Revolving Lenders, reductions of principal, interest or fees, extensions of scheduled maturities or times for payment, releases of all or substantially all collateral (other than in connection with a permitted asset disposition) or guarantees, and except that Revolving Lenders holding loans and commitments representing more than 75% of the aggregate amount of loans and commitments under the Revolving Facility shall be required to consent to increases of any of the advance rates set forth in the definition of “Borrowing Base” or modifications to the definition of “Excess Availability.”

Until the Revolving Obligations have been terminated and paid in full, amendments and waivers of the provisions of the Amended Credit Agreement and other loan documents will not require the consent of Term Lenders, except that (subject to certain exceptions) the consent of all Term Lenders affected thereby shall be required with respect to increases in the Term Loans of such Term Lenders, reductions of principal, interest or fees, extension of scheduled maturities or times for payment, releases of all or substantially all collateral (other than in connection with a permitted asset disposition or a disposition the proceeds of which are used to repay the Revolving Loans in accordance with the Payment Waterfall) or guarantees. In addition, the consent of Term Lenders holding Term Loans representing more than 50% of the aggregate amount of the Term Loans will be required in connection with any amendment or waiver that expressly treats the Term Lenders differently from the Revolving Lenders or increases the principal amount of First Lien Obligations permitted under the Intercreditor Agreement.

Representations and Warranties; Covenants	The Amended Credit Agreement will contain representations, warranties and covenants (including a springing fixed charge coverage ratio of not less than 1.0:1.0 at any time Excess Availability is less than $35.0 million) as set forth in the Existing Credit Agreement. As used herein “Excess Availability” means the Borrowing Base minus the Revolving Loans then outstanding (including, without duplication the amount of swing line loans outstanding and letter of credit obligations).

Events of Default	The following: (i) nonpayment of principal when due and of interest, fees or other amounts after a five-day grace period; (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Amended Credit Agreement (subject, in the case of certain affirmative covenants, to a 30-day grace period after notice or knowledge of such failure); (iv) cross-defaults to indebtedness in excess of $30.0 million; (v) bankruptcy and insolvency events (with grace period for involuntary proceedings); (vi) monetary judgment defaults in excess of $30.0 million; (vii) actual or asserted impairment of loan documentation or security; (viii) Change of Control (as defined in the Amended Credit Agreement); and (ix) customary ERISA defaults.

Upon the occurrence of an Event of Default, the Administrative Agent may, and, at the request of Revolving Lenders holding Revolving Loans and commitments representing more than 50% of the aggregate amount of Revolving Loans and commitments under the Revolving Facility, shall, accelerate all the Loans. Until the Revolving Obligations have been terminated and paid in full, the Term Lenders will have the right to accelerate the Term Loans only upon a payment default with respect to the Term Loans and will not be entitled to exercise rights with respect to the Collateral. In addition, upon an Event of Default described in clause (v) above, the Revolving Loans and the Term Loans automatically will be accelerated.

Assignments and Participations	Each Lender will be permitted to make assignments in a minimum amount equal to $5.0 million or the whole amount of such Lender’s Loans to other financial institutions approved by the Administrative Agent (and, if different and with respect to Revolving Loans only, the Fronting Bank and any Swingline Loan lender) and, so long as no payment or insolvency event of default has occurred and is continuing, the Company, which approvals shall not be unreasonably withheld or delayed; provided, however, that the approval of the Company shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund and does not result in increased costs to the Company, and the approval of the Administrative Agent (and, if different and with respect to Revolving Loans only, the Fronting Bank and any Swingline Loan lender) shall not be required in connection with assignments to other Lenders.

An assignment fee of $3,500 will be charged with respect to each assignment. Each Lender will also have the right, without consent of the Company or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date, and releases of all or substantially all of the collateral of the Guarantors.

Unused Line Fee	The Company will pay a fee on the unused portion of each Revolving Lender’s commitments ranging from 25 bps to 35 bps based on the utilization of the Revolving Facility.

Governing Law	State of New York.

Other	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.